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                                                                       EXHIBIT 9











                             IRREVOCABLE STOCK TRUST




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                                    MARITIME
                             IRREVOCABLE STOCK TRUST
                             DATED DECEMBER 1, 1997


Maritime International Ltd ("Maritime") is transferring to Lyle Wardrop, as Trustee, 726,667 shares of Composite Automobile Research, Ltd. ("CAR") stock, representing all of the shares Maritime owns of CAR in Trust. The term "Shares" when used in this Agreement of Trust shall include the shares of common stock of CAR. Maritime owns no other type of shares, options, or pledge rights of stock of CAR.

Maritime directs Trustee to hold the Shares in Trust, and to distribute the Shares and to pay the net income therefrom as follows:

FIRST    FOR THREE YEARS FROM THE DATE OF THIS TRUST

         a) To pay the net income to Maritime as and when received by Trustee.

         b) Upon the sale by Trustee of any of the Shares, to pay to Maritime the net proceeds from such sale after setting aside a reasonable reserve to pay for expenses arising from such sale and the administration of this Trust.

         c) If Trustee receives the written approval from the Board of Directors of CAR allowing distribution to Maritime all or any part of the Shares, Trustee shall distribute to Maritime upon written request up to the entire amount of the Shares so approved for distribution.

         d) To distribute the entire interest in all or any part of the Shares to such charity or charities as Maritime may from time to time direct Trustee in writing. The words "charity" or "charities" shall mean an organization described in section 501(c)(3) of the Internal Revenue Code or any successor provision thereto which is not a private foundation as defined in section 509 of the Internal Revenue Code and in which Maritime has no involvement, control or input regarding its activities.


SECOND   NO RIGHT TO AMEND OR REVOKE

Subject to Paragraph FIRST, c), this Trust is irrevocable. Maritime retains no power to amend or revoke this Trust, in whole or in part.

THIRD    POWER TO DISPOSE

Trustee shall, in Trustee's sole and absolute discretion, possess the exclusive power to dispose of the Shares, whether by sale or otherwise. Maritime hereby irrevocably relinquishes any right to participate in any decision relating to the disposition of the Shares.



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FOURTH              ADMINISTRATIVE POWERS

Trustee shall have the following powers in addition to those conferred by law until all Shares are distributed:

         a) To retain the Shares in the form in which they were received without being confined to so-called legal investments and without regard for the principle of diversification.

         b) To sell at public or private sales for cash and/or credit, and to exchange all or any portion of the Shares and to give options for such sales or exchanges.

         c) To exercise any option arising from the ownership of this investment; to join in any recapitalization, merger, reorganization, liquidation, dissolution, consolidation or voting trust plan effecting this investment; to delegate powers with respect thereto; to deposit securities under agreements and pay assessments; to subscribe for stock and bond privileges; and generally to exercise all rights of security holders.

         d)       To hold the Shares unregistered or in the name of a nominee.

         e) To compromise claims by or against the trust fund, including but not limited to tax issues and disputes, without order of court or consent of any party in interest and without regard for the effect of such compromise on any interest hereunder.

         f) To employ accountants, agents, attorneys, investment counsel, brokers, bank or trust company to perform services for and at the expense of the Trust and to carry or register this investment in the name of the nominee of such agent, broker, bank or trust company. The expenses and charges for such services shall be charged against principal. Trustee is expressly relieved of any liability or responsibility whatsoever for any act or failure to act by, or for following the advice of, such accountants, agents, attorneys, investment counsel, brokers, bank or trust company, so long as Trustee exercises due care in their selection. The fact that a Trustee may be a member, shareholder or employee of any accounting, investment, legal or brokerage firm, agent, or bank or trust company so employed shall not be deemed a conflict of interest. Any compensation paid pursuant to this subparagraph shall not affect in any manner the amount of or the right of Trustee to receive commissions as a fiduciary.

         g) To pledge the property as security for the repayment of any loan received by Maritime.



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         h)       To enter into agreements concerning the Shares and to extend the duration thereof.


FIFTH    VOTING POWERS AND TRUSTEE AUTHORITY

Trustee agrees to vote the Shares held hereunder, on each matter presented to Composite Automobile Research, Ltd. shareholders for a vote, as freely as any individual owner of such interest would have.

SIXTH    DISCHARGE BY RECEIPT OF PAYMENT

The receipt of a payment by Maritime, Maritime's duly appointed attorney-in-fact or Maritime's personal representative shall be a complete discharge to Trustee.

SEVENTH  DEFINITIONS

         a) The word "Trustee" when used in this Agreement of Trust shall include all genders and the singular and plural as the context may require.

         b) Paragraph headings in this Agreement of Trust are used for reference only and shall not affect the meaning, construction or effect of this Agreement of Trust.

         c) The words "Composite Automobile Research, Ltd." when used in this Agreement of Trust shall include its successors-in-interest and any entity controlling or controlled by it.

         d) All references in this Agreement of Trust to the Internal Revenue Code shall mean the Internal Revenue Code of 1986, as amended or reenacted, and all corresponding provisions of any subsequent federal tax laws and regulations thereunder.

EIGHTH     TRUSTEE

         a) If Lyle Wardrop ceases to serve for any reason, Maritime appoints Ming Chu Ma Trustee in his place. Except as provided above, the then serving Trustee may appoint in writing any individual and/or a bank or trust company organized under the laws of the United States or any state thereof and possessed of trust powers, to serve as successor Trustee. If there is a total vacancy in the office of Trustee, Maritime may appoint in writing any individual and/or corporation described above to serve as successor Trustee.

         b) Except for the appointment of Ming Chu Ma as successor Trustee, each appointment hereunder of a successor Trustee or co-Trustee shall require the written consent of Maritime.



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         c)       The individual Trustees of any trust hereunder then serving may unanimously appoint in writing an individual and/or a bank or trust company organized under the laws of the United States or any state thereof and possessed of trust powers to serve with them as co-Trustee.

         d) Any Trustee while serving hereunder may resign without court approval by written notice delivered to Maritime and Composite Automobile Research, Ltd. If a Trustee should cease to serve, whether by death or resignation, such Trustee shall be relieved of all liability through the delivery of an account (formal or informal) to Maritime and by the signature of a release based on said account by Maritime and Composite Automobile Research, Ltd.

         e) No Trustee taking office shall be liable in any way for the acts or omissions of any Trustee prior to the Trustee's assuming office and shall have no duty to review the performance of a Trustee prior to that time.

         f) No Trustee shall be required to post security in any jurisdiction.

NINTH      SITUS: APPLICABLE LAW

This Trust has been accepted by the Trustee in the State of California, its situs shall be in that State, and all questions pertaining to its validity, construction and administration shall be determined in accordance with the laws of that State.


Executed of behalf of Maritime International, Ltd.



                                           by
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                                              Trevor Lloyd, Director